Filed pursuant to Rule 433
Registration Statement 333-153401
STATE OF ISRAEL BONDS Current Investment Rate

Valid August 1, 2009 through August 7, 2009

JUBILEE AND MACCABEE ISSUE BONDS (Sixth Series) -- Units

BOND	TYPE	RATE	MATURES	MINIMUM SUBSCRIPTION
1 yr.	Maccabee	1.10%	August 1, 2010	}	$25,000 & MULTIPLES OF $5,000
3 yr.	Maccabee	2.34%	August 1, 2012

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1-Year Maccabee Bond is offered only as part of a Unit which also includes the 3-Year Maccabee Bond.  Beginning July 22, 2009, Units are offered in a minimum denomination of $25,000, out of which $15,000 will be for the purchase of a 1-Year Maccabee Bond and $10,000 will be for the purchase of a 3-Year Maccabee Bond, and integral multiples of $5,000, out of which $3,000 will be for the purchase of a 1-Year Maccabee Bond and $2,000 will be for the purchase of a 3-Year Maccabee Bond.

•	Issued on the 1st, 8th, 15th and 22nd of each month.
•	Interest paid every May 1st and November 1st.
•	Offering of Units terminates on September 30, 2009.
•	2-Year and 10-Year Jubilee and Maccabee Bonds are not offered in this sales period.

Issues subject to availability. Bonds will not earn or accrue interest after maturity.  Interest rates are determined and announced prior to the applicable issue date of the bond. Bonds are being issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans by request at the time of purchase. The above rates are valid only for the period specified above. For current rates, please visit our website. The bonds may not be transferred, sold or pledged (except under certain limited circumstances).

The State of Israel has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the State of Israel has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the State of Israel or the Development Corporation for Israel will arrange to send you the prospectus and prospectus supplement if you request.

To request a prospectus please call 1-888-519-4111 or visit us at www.israelbonds.com	Member FINRA, SIPC

DEVELOPMENT CORPORATION FOR ISRAEL
STATE OF ISRAEL BONDS